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                                                                 EXHIBIT (a)(12)

                             FOR IMMEDIATE RELEASE

Contact:
Bob Marese
212-929-5500
MacKenzie Partners, Inc.

                          GKN ACQUISITION OF INTERLAKE

     London and New York, December 24, 1998 -- GKN plc (LSE: GKN) today announced that it has received a request for additional information from the Department of Justice (DOJ) under the Hart-Scott-Rodino Act concerning GKN's previously announced acquisition of The Interlake Corporation (NYSE: IK). This request extends the waiting period under the Hart-Scott-Rodino Act during which the parties cannot close the transaction pending DOJ review. GKN said that it intends to comply with the DOJ's request for additional information as quickly as possible.